Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus Appoints New Director

HERNDON, VA – July 28, 2010 – ePlus inc. (Nasdaq NGM: PLUS – news) today announced that it has appointed John E. Callies as a new member of its Board of Directors.  The Board has determined that Mr. Callies is an independent Director within the meaning of Nasdaq rules.

“As a seasoned executive, John Callies brings more than 35 years of experience in the financial and technology marketplace to further enhance our Board of Directors,” said Phillip G. Norton, Chairman, President and Chief Executive Officer at ePlus.

“I am pleased to join the Board of ePlus, a vibrant company which offers advanced technology and financing solutions to meet the needs of today’s customers.  I look forward to working with the Board and senior management to enhance value for all stakeholders,” stated Callies.

John E. Callies was employed by IBM in various capacities for 25 years.  Most recently, he served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization, and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets.

Previously, as vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM.  In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group.  Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies filled roles in marketing and marketing management.  In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing.  His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations.

Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the Advisory Board of Lehigh University.  He also serves on the Advisory Board of the Leeds School of Business at the University of Colorado.  Mr. Callies is a 1976 graduate of Lehigh University.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 640 associates in 20+ locations serving federal, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.